Exhibit 10.3

EXECUTION COPY

ACTION PRODUCTS INTERNATIONAL, INC.

RESTRICTED STOCK GRANT AGREEMENT

This Grant Agreement (the “Grant Agreement”), effective as of November 5, 2007 (the “Effective Date”), evidences the grant by Action Products International, Inc. (the “Company”) to the individual whose name appears below (the “Grantee”), covering the specific number of shares of the Common Stock, par value $0.001 per share, of the Company (the “Shares”) set forth below and on the following terms and conditions:

1.	Name of the Grantee: Robert L. Burrows

2.	Number of Shares subject to this Grant: 225,000

3.	Date of Grant: November 5, 2007

4.	Vesting:

a.	Except as otherwise expressly provided in Section 4.b. hereof, the Shares shall vest as follows:

i.	April 1, 2008 – 31,250 Shares

ii.	June 1, 2008 – 31,250 Shares

iii.	September 1, 2008 – 31,250 Shares

iv.	January 1, 2009 – 31,250 Shares
v.	April 1, 2009 – 25,000 Shares

vi.	June 1, 2009 – 25,000 Shares

vii.	September 1, 2009 – 25,000 Shares

viii.	January 1, 2010 – 25,000 Shares

b.	Notwithstanding anything to the contrary contained in Section 4 hereof, 100% of the total number of Shares subject to this grant shall vest immediately upon Termination without Cause (as defined in Section 4.c below), Termination for Good Reason, (as defined in Section 4.d. below), Grantee’s death or Grantee’s disability (as defined in Section 4.f. below).

c.	For purposes of this Agreement, the term “Termination without Cause” shall mean termination by the Company of Grantee’s Employment Agreement (the “Employment Agreement”) dated November 5, 2007 other than for “cause” as defined in the Employment Agreement.

d.	For purposes of this Agreement, the term “Termination for Good Reason” shall mean termination by the Grantee of the Employment Agreement pursuant to and in accordance with Section 6(d) of the Employment Agreement.

e.	For purposes of this Agreement, the term “disability” shall mean termination by the Company of the Employment Agreement pursuant to and in accordance with Section 7 of the Employment Agreement.

5.	Forfeiture. Upon the occurrence of a Forfeiture Event (as defined herein), the Shares that have not become vested at such time shall be forfeited, surrendered and transferred to the Company, for no consideration. “Forfeiture Event” means the termination of Grantee’s employment with the Company for any reason other than Termination without Cause or Termination for Good Reason.

6.	Transfer restrictions. In addition to other restrictions on transfer under applicable law or federal or state securities laws or the rules of the Nasdaq Stock Market, Grantee shall not Transfer any Shares except to the extent such Shares have vested. “Transfer” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Shares (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Stocks is transferred or shifted to another Person.

7.	Put Option. Grantee may put to the Company, such number of vested Shares, by written notice (the “Put Notice”) to the Company within five (5) business days after the vesting date with respect to such Shares, equal to (the “Put Shares”) Grantee’s federal income tax liability, as estimated by Grantee in good faith, with respect to the vesting of such Shares divided by the closing price (as reported by the Nasdaq Stock Market) of the Company’s Common Stock on the trading day prior to such notice (the “Put Price”). The Company shall deliver to Grantee in good and available funds within five (5) business days after receiving the Put Notice the number of Put Shares multiplied by the Put Price. The obligation of the Company to repurchase any Shares shall be limited by applicable law; provided, however, that Grantee may require the Company to repurchase such Shares previously put to the Company when such repurchase may be lawfully completed.

8.	Par Value. The Grantee will be required to pay the Company the aggregate par value of the Shares (or such larger amount as the Board may determine to comply with the Florida Business Corporation Act as amended, or any successor thereto) within ten days of the Date of Grant.

9.	Escrow. Certificates representing Shares will be held in escrow by the Company on the Grantee’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the Grantee will be required to execute a blank stock power therefor.

10.	Rights as Shareholder. During the period of restriction, the Grantee shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to the Shares shall be subject to the same restrictions as then in effect for the Shares.

11.	Entire Agreement. This Grant Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

12.	Miscellaneous. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment or other performance of services at any time (with or without cause), nor confer upon the Grantee any right to continue in the employ or as a director or officer of, or in the performance of other services for, the Company or a Subsidiary for any period of time, or to continue the Grantee’s present (or any other) rate of compensation or level of responsibility.

13.	Further Assurances. The Grantee shall do such acts, and execute such instruments reasonably requested by the Company to effect the grant of Shares hereunder and the transactions contemplated herein.

IN WITNESS WHEREOF, the parties have executed this Grant Agreement as of the day and year first above written.

/s/ ROBERT L. BURROWS
Robert L. Burrows

ACTION PRODUCTS INTERNATIONAL, INC.

By:	/s/ RONALD S. KAPLAN
Ronald S. Kaplan
Chief Executive Officer

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